Exhibit 4.35

Mr ID Cockerill

Gold Fields Limited

30 March 2007

Dear Ian

1.	Gold Fields Limited (“Gold Fields”), Mvelaphanda Holdings (Proprietary) Limited (“Mvela Holdings”), Mvelaphanda Resources Limited (“Mvela Resources”), Mvelaphanda Gold (Propriety) Limited (“Mvela Gold”), a wholly owned subsidiary of Mvela Resources, and GFI Mining South Africa (Proprietary) Limited (“GFIMSA”), a wholly owned subsidiary of Gold Fields, entered into various agreements comprising a transaction (“Gold Fields Transaction”) for the acquisition by Mvela Gold of, inter alia, a 15% Interest in GFIMSA, including the following agreements:

1.1	on 26 November 2003, Gold Fields, Mvela Resources, Mvela Gold and GFIMSA entered into a covenants agreement (“Initial Covenants Agreement”) which regulated, inter alia, the relationship between Gold Fields, Mvela Resources and Mvela Gold in respect of GFIMSA;

1.2	on 13 February 2004:

1.2.1	Mvela Gold, Micawber 325 (Proprietary) Limited (“Mezz SPV”) and FirstRand Bank Limited (“FirstRand”) entered into a loan agreement (“Initial Mezz SPV Loan Agreement”) which regulated, inter alia, the advance of a loan from Mezz SPV to Mvela Gold;

1.2.2	Gold Fields, GFIMSA, Mvela Resources, Mvela Holdings, Mvela Gold, FirstRand and Mezz SPV entered into a sponsor support, guarantee and retention agreement (“Initial Sponsor Support Agreement”) in terms of which, inter alia, Mvela Resources and Mvela Holdings assumed certain obligations. The Initial Sponsor Support Agreement was amended by an addendum dated 12 March 2004 (“2004 Addendum”); and

1.2.3	the parties in annexure A hereto (“Parties”) entered into a transaction participant agreement (“Transaction Participant Agreement”) in respect of the Gold Fields Transaction or became party to the Transaction Participant Agreement by accession. In terms of clause 5.1 of the Transaction Participant Agreement, each Party undertook in favour of the other Parties not to agree to any addition to, amendment to, variation or cancellation of the Transaction Documents (as defined therein) to which it is a party without the prior written consent of all the other Parties.

2.	Mvela Holdings held approximately 22,9% of the issued share capital of Mvela Resources at the time of Implementation of the Initial Covenants Agreement.

3.	On 17 November 2004, an agreement (“2004 Agreement”) was entered into which, inter alia, amended the provisions of the Gold Fields Transaction relating to the possible acquisition by Mvela Gold of ordinary shares in the capital of Gold Fields.

4.	In 2004, Mvela Holdings and Mvelaphanda Group Limited (then Rebserve Limited) (“Mvela Group”) entered into an agreement (“MH Disposal Agreement”) in terms of which Mvela Holdings sold, inter alia, its shareholding in Mvela Resources to Mvela Group in consideration for the issue to Mvela Holdings of ordinary shares comprising pursuant to their issue a majority of the issued ordinary share capital of Mvela Group. Accordingly, an implementation of the MH Disposal Agreement, Mvela Holdings hold more than 50% of the issued ordinary share capital of Mvela Group, which in turn held approximately 22,9% of the issued share capital of Mvela Resources.

5.	Following on, and by reason of, the MH Disposal Agreement, the Initial Sponsor Support Agreement (as amended (if applicable) by the 2004 Agreement and as amended by the 2004 Addendum), the Initial Mezz SPV Loan Agreement (as amended (if applicable) by the 2004 Agreement) and the Initial Covenants Agreement (as amended (if applicable) by the 2004 Agreement) were amended by an addendum dated in or about 2005 (“2005 Addendum”).

6.	In an agreement dated 17 January 2006, Mvela Holdings acquired a 6% shareholding in Mvela Resources.

7.	In 2006, Mvela Holdings and Mvela Group entered into an agreement (“MG Disposal Agreement”) in which Mvela Group sold its shareholding in Mvela Resources back to Mvela Holdings.

8.	Following on, and by reason of, the MG Disposal Agreement, the Initial Sponsor Support Agreement (as amended (if applicable) by the 2004 Agreement and as amended by the 2004 Addendum and the 2005 Addendum), the Initial Mezz SPV Loan Agreement (as amended (if applicable) by the 2004 Agreement and as amended by the 2005 Addendum) and the Initial Covenants Agreement (as amended (if applicable) by the 2004 Agreement and as amended by the 2005 Addendum) were amended by an addendum dated in or about 2006 (“2006 Addendum”).

9.	For ease of reference, the 2006 Addendum consolidated the contents of the 2004 Addendum and the 2005 Addendum into one document, such that the 2006 Addendum and the 2004 Agreement constituted the sole amendments to the Initial Mezz SPV Loan Agreement, the Initial Sponsor Support Agreement and the Initial Covenants Agreement (the Initial Mezz SPV Loan Agreement, the Initial Sponsor Support Agreement and the Initial Covenants Agreement (all as amended, if applicable, by the 2004 Agreement and amended by the 2006 Addendum) being referred to hereinafter as the “Current Mezz SPV Loan Agreement”, the “Current Sponsor Support Agreement” and the “Current Covenants Agreement” respectively).

10.	Mvela Holdings currently holds approximately 28,9% of the issued ordinary share capital of Mvela Resources and manages the day-day operations of Mvela Resources in terms of a management agreement (“Management Agreement”).

11.	Mvela Holdings and Mvela Resources have now entered into a transaction (“Afripalm Transaction”) with Afripalm Resources (Proprietary) Limited (“Afripalm Resources”) in which Mvela Resources has agreed to:

11.1	Issue 40 00 000 ordinary shares in the capital of Mvela Resources (“Ordinary Shares”) and 35 000 000 A ordinary shares in the capital of Mvela Resources (“A Ordinary Shares”) to Newshelf 848 (Proprietary) Limited (“Afripalm1”), a wholly owned subsidiary of Afripalm Resources; and

11.2	grant an option to Newshelf 849 (Proprietary) Limited (“Afripalm2”), another wholly owned subsidiary of Afripalm Resources, to subscribe for 10 000 000 Ordinary Shares.

12.	The Afripalm Transaction includes, inter alia, an agreement, as amended from time to time (“Afripalm Main Agreement”):

12.1	which regulates, inter alia, the relationship of Mvela Holdings, Afripalm1 and Afripalm2 as shareholders of Mvela Resources; and

12.2	in terms of which Mvela Resources has undertaken to issue Ordinary Shares to Afripalm1 if members of the Afripalm Group (as defined in the Afripalm Main Agreement) refer “Opportunities” (as defined in the Afripalm Main Agreement”) to Mvela Resources which are thereafter acquired (and such acquisition is implemented) by Mvela Resources or its nominee, which may include GFIMSA.

13.	Given the increase in the HDSA shareholding in Mvela Resources as a result of the Afripalm Transaction and the wish to return full management control to the Mvela Resources board of directors, a decision has been taken to terminate the Management Agreement, subject to the fulfilment of the conditions precedent set out in 24 below.

14.

1 600 (one thousand six hundred) ordinary shares in the capital of Afripalm1 (“Afripalm1 Ordinary Shares”), constituting all the issued shares in the capital of Afripalm1, are Beneficially Owned by, and are under the Voting Control of, Afripalm Resources. In the Afripalm Transaction:

14.1	“Beneficial Ownership” of a share means the right to participate in all distributions of any nature which are declared or made in terms of the rights attaching to that share, whether or not the person so participating holds that share;

14.2	“Voting Control” of a share means having the right, power or ability to direct or determine the manner of exercise of the voting rights attaching to that share at meetings of holders of the class of shares into which that share falls, whether or not the person having such right, power or ability holds that share.

15.	1 000 (one thousand) ordinary shares in the capital of Afripalm2, constituting all the issued shares in the capital of Afripalm2, are Beneficially Owned by, and are under the Voting Control of, Afripalm Resources. Afripalm Resources intends to procure that at least 51% (fifty one percent) of the issued share capital of Afripalm2 is transferred by 30 September 2007 to a trust, at least 95% of the beneficiaries of which will be women who are HDSAs (as defined in the Afripalm Main Agreement) (“HDSAs”) and who will aggregate at least 5 000 (five thousand) in number.

16.	The issued shares of Afripalm Resources comprise 70 000 000 (seventy million) ordinary shares (“Initial Afripalm Resources Shares”):

16.1	30 030 000 (thirty million and thirty thousand) of which, constituting 42,9% (forty-two comma nine percent) of the Initial Afripalm Resources Shares, are Beneficially Owned by, and 55 020 000 (fifty five million and twenty thousand) of which, constituting 78,6% (seventy eight comma six percent) of the Initial Afripalm Resources Shares, are under the Voting Control of, the Phalali Investment Trust (“Phalali Trust”). The Phalali Trust’s sole beneficiaries are and shall at all times be Lazarus Zim, his spouse and/or any of his direct and/or indirect descendants from time to time (so long as they are HDSAs);

16.2	10 010 000 (ten million and ten thousand) of which, constituting 14,3% (fourteen comma three percent) of the Initial Afripalm Resources Shares, are Beneficially Owned by the Letchme Trust. The Letchme Trust’s sole beneficiaries are and shall at all times be Ragavan Moonsamy, his spouse and/or his direct and/or indirect descendants from time to time (so long as they are HDSAs);

16.3	14 980 000 (fourteen million nine hundred and eighty thousand) of which, constituting approximately 21,4% (twenty one comma four percent) of the initial Afripalm Resources Shares, are Beneficially Owned by the Oakbay Trust. The Oakbay Trust’s sole beneficiaries are and shall at all times be A Gupta, R Gupta, their respective spouses and/or their respective direct and/or indirect descendants from time to time; and

16.4	14 980 000 (fourteen million nine hundred and eighty thousand) of which, constituting approximately 21,4% (twenty one comma four percent) of the initial Afripalm Resources Shares, are Beneficially Owned by, and under the Voting Control of, Unipalm Investment Holdings Limited (“Unipalm”). Unipalm is a broad-based black empowerment company.

17.	By a date (“Trust Formation Date”) no later than 30 September 2007, Afripalm Resources will allot and issue the following new ordinary shares in the capital of Afripalm Resources (“New Afripalm Resources Shares”):

17.1	10 000 000 (ten million) New Afripalm Resources Shares to the Afripalm Women’s Trust. This trust is to be created solely and exclusively for the benefit of women who are HDSAs;

17.2	10 000 000 (ten million) New Afripalm Resources Shares to the Afripalm Strategic Trust. This trust wilt be created solely and exclusively for the benefit of strategic persons and a community or communities comprising a broad-based group of HDSAs. At least 80% (eighty percent) of:

17.2.1	the Afripalm Strategic Trust’s beneficiaries (whether discretionary, vested or otherwise) are required to be HDSAs; and

17.2.2	each income or capital award or distribution made by the Afripalm Strategic Trust are required at all times to be made to HDSAs only;

17.3	10 000 000 (ten million) New Afripalm Resources Shares to the Afripalm Employees Trust. This trust is to be created solely and exclusively for the benefit of employees of Afripalm Resources. At least 60% (sixty percent) of:

17.3.1	the Afripalm Employees Trust’s beneficiaries (whether discretionary, vested or otherwise) are required to be HDSAs; and

17.3.2	each income or capital award or distribution made by the Afripalm Employees Trust are required at all times to be made to HDSAs only.

18.	On implementation of the allotments and issues referred to in 17:

18.1	all the Initial Afripalm Resources Shares and New Afripalm Resources Shares (collectively referred to hereinafter as the “Afripalm Resources Shares”) will be Beneficially Owned as follows:

18.1.1	30 030 000 (thirty million and thirty thousand) Afripalm Resources Shares, constituting approximately 30% (thirty percent) thereof, by the Phalali Trust;

18.1.2	10 010 000 (ten million and ten thousand) Afripalm Resources Shares, constituting approximately 10% (ten percent) thereof, by the Letchme Trust;

18.1.3	14 980 000 (fourteen million nine hundred and eighty thousand) Afripalm Resources Shares, constituting approximately 15% (fifteen percent) thereof, by the Oakbay Trust;

18.1.4	14 980 000 (fourteen million nine hundred and eighty thousand) Afripalm Resources Shares, constituting approximately 15% (fifteen percent) thereof, by Unipalm;

18.1.5	10 000 000 (ten million) Afripalm Resources Shares, constituting approximately 10% (ten percent) thereof, by the Afripalm Women’s Trust;

18.1.6	10 000 000 (ten million) Afripalm Resources Shares, constituting approximately 10% (ten percent) thereof, by the Afripalm Strategic Trust; and

18.1.7	10 000 000 (ten million) Afripalm Resources Shares, constituting approximately 10% (ten percent) thereof, by the Afripalm Employees Trust;

18.2	Voting Control over all the Afripalm Resources Shares will vest in the following persons and in the following proportions:

18.2.1	55 020 000 (fifty five million twenty thousand) Afripalm Resources Shares, constituting approximately 55% (fifty five percent) thereof, by the Phalali Trust;

18.2.2	14 980 000 (fourteen million nine hundred and eighty thousand) Afripalm Resources Shares, constituting approximately 15% (fifteen percent) thereof, by Unipalm;

18.2.3	10 000 000 (ten million) Afripalm Resources Shares, constituting approximately 10% (ten percent) thereof, by the Afripalm Women’s Trust;

18.2.4	10 000 000 (ten million) Afripalm Resources Shares, constituting approximately 10% (ten percent) thereof, by the Afripalm Strategic Trust; and

18.2.5	10 000 000 (ten million) Afripalm Resources Shares, constituting approximately 10% (ten percent) thereof, by the Afripalm Employees Trust.

19.	Depfin Investments (Proprietary) Limited, a wholly owned subsidiary of Nedbank Limited, (“Nedbank”) and Blackstar Investors plc (“Blackstar”) will enter into agreements (“Afripalm Funding Agreements”) in which they agree to fund the subscriptions by Afripalm1 referred to in 11.1. On Implementation of these agreements:

19.1	one or more subsidiaries of Nedbank will Beneficially Own, and have Voting Control over, A preference shares, B preference shares and C preference shares in the issued share capital of Afripalm1;

19.2	Blackstar (or a Subsidiary of Blackstar) will Beneficially Own, and have Voting Control over, C preference shares in the issued capital of Afripalm1.

20.	Organograms setting out the Afripalm structure as at the signature date of the Afripalm Main Agreement and as at the Trust Formation Date are annexures B and C hereto.

21.	The Afripalm Transaction is subject to certain amendments being effected to the Current Mezz SPV Loan Agreement, the Current Sponsor Support Agreement and the Current Covenants Agreement.

22.	Accordingly, the Parties wish to amend the Currant Mezz SPV Loan Agreement, the Current Sponsor Support Agreement and the Current Covenants Agreement on the terms and conditions stipulated in this letter.

23.	Clause headings in this letter are used for convenience only and shall be ignored in its interpretation.

24.	Conditions Precedent

24.1	The whole of this letter (other than the provisions of this 24, 29, 30, 31 and 32, which shall became effective on signature of this letter by its last signing signatory) is subject to the fulfillment of the following conditions precedent (“Conditions Precedent”):

24.1.1	all suspensive conditions to which the Afripalm Main Agreement is subject (save for any which relate to this letter) are fulfilled (or waived, as the case may be) within the time periods specified therein;

24.1.2	by no later than 30 April 2007, each party to the Afripalm Main Agreement acknowledges in writing (on terms acceptable to each of Gold Fields, Mvela Holdings, Afripalm Resources and Mvela Resources, acting reasonably) that, until expiry of the period referred to in clause 15.1 of the Current Covenants Agreement (as amended under 27), Mvela Resources is obliged to refer to GFIMSA any “opportunity” (as defined in clause 15.1 of the Current Covenants Agreement (as amended under 27)) which an Afripalm Member (as defined in clause 16.2.2 of the Afripalm Main Agreement) refers to it in accordance with clause 16.2 of the Afripalm Main Agreement;

24.1.3	by no later than 30 April 2007, each Afripalm Warrantor furnishes Gold Fields with a written undertaking in favour of Gold Fields and GFIMSA (on terms acceptable to each of Gold Fields, Mvela Holdings, Afripalm Resources and Mvela Resources, acting reasonably) not to agree, without the prior written consent of Gold Fields, to any addition to, amendment to, or variation or cancellation of, the lock-up provisions set out in clause 7 of the Afripalm Main Agreement (if that addition, amendment, variation accelerates the date on which a restriction in such clause 7 terminates to a date prior to the “repayment date” (as defined in the Current Covenants Agreement (as amended under 27));

24.1.4	by no later than 30 April 2007, the provisions of clause 14 (call option) of the Afripalm Main Agreement are amended (on terms acceptable each of Gold Fields, Mvela Holdings, Afripalm Resources and Mvela Resources, acting reasonably) to grant Gold Fields (or its nominee) an option to purchase those of the “Call Option Shares” (as defined in the Afripalm Main Agreement) of Afripalm1 which are neither purchased nor otherwise acquired by Mvela Holdings (or its nominee), nor purchased or otherwise acquired by Mvela Resources (or its nominee), under the provisions of such clause 14;

24.1.5	by no later than 30 April 2007, each of Afripalm Resources and Afripalm1 procures that each of Nedbank and Blackstar enters into an agreement with Mvela Resources (on terms acceptable to each of Gold Fields, Mvela Holdings, Afripalm Resources and Mvela Resources, acting reasonably) in which;

24.1.5.1	each of Nedbank and Blackstar undertakes that it will not exercise any right it has under the Afripalm Funding Agreements to purchase or otherwise acquire or sell, alienate, donate, cede, assign or otherwise transfer or dispose of any shares in the capital of Afripalm1, and undertakes that it will not exercise any right it has under the Afripalm Funding Agreements to purchase or otherwise acquire or sell, alienate, donate, cede, assign or otherwise transfer or dispose of any of the ordinary shares in the capital of Mvela Resources held from time to time by Afripalm1, unless and until it offers Mvela Resources the right to acquire (at Mvela Resources’ election) those shares in the capital of Afripalm1 or those ordinary shares in the capital of Mvela Resources then held by Afripalm1 (as the case may be); and

24.1.5.2	Afripalm1 consents to the giving of the undertaking in 24.1.5,1; and

24.1.6	by no later than 30 April 2007, each of Afripalm Resources and Afripalm1 procures that Nedbank and Blackstar deliver a letter to Gold Fields in which:

24.1.6.1	each of Nedbank and Blackstar undertakes that, if, and to the extent to which, Mvela Resources does not exercise its right pursuant to 24.1.5.1, neither Nedbank nor Blackstar will exercise any right it has under the Afripalm Funding Agreements to purchase or otherwise acquire or sell, alienate, donate, cede, assign or otherwise transfer or dispose of any shares in the capital of Afripalm1, and that neither Nedbank nor Blackstar will exercise any right it has under the Afripalm Funding Agreements to purchase or otherwise acquire or sell, alienate, donate, cede, assign or otherwise transfer or dispose of any of the ordinary shares in the capital of Mvela Resources held from time to time by Afripalm1 unless it first offers GFIMSA the right to acquire (at GFIMSA’s election) those of the shares in the capital of Afripalm1, or those of the ordinary shares in the capital of Mvela Resources held at that time by Afripalm1 (as the case may be); and

24.1.6.2	Afripalm1 consents to the giving of the undertaking in 24.1.6.1.

24.2	Each of Afripalm Resources, Afripalm1, Afripalm2 and Mvela Resources (and, in respect of the Conditions Precedent in 24.1.2, 24.1.3, 24.1.4, and 24.1.5, Gold Fields and GFIMSA) undertakes to use its reasonable commercial endeavours to procure the fulfilment of the Conditions Precedent.

24.3	If any of the Conditions Precedent is not fulfilled on or before the relevant outside date specified in 24.1:

24.3.1	this letter (other than the clauses referred to in clause 24.1 which shall continue to be of force and effect) shall be of no force and effect;

24.3.2	the Parties shall be restored in relation to the subject matter of this letter to the positions in which they were immediately prior to signature of this letter; and

24.3.3	no Party shall have any claim against any other as a result of such non-fulfillment save in circumstances where a Party has deliberately frustrated the fulfillment thereof or has breached 24.2.

24.4	Each of Mvela Holdings, Mvela Resources, Mvela Gold, Afripalm Resources (Proprietary) Limited, Afripalm1, Afripalm2, Gold Fields, GFIMSA, Gold Fields Holding Company (BVI) Limited and Gold Fields Australia (Proprietary) Limited shall, on fulfillment (or waiver as the case may be) of the Conditions Precedent and signature of this letter by them, be bound by this letter (as against each other) and shall (as against each other) remain bound thereby, even if this letter is not signed by any of the other parties listed in annexure A hereto.

25.	Amendments to the Current Sponsor Support Agreement

25.1	With effect from the date on which all the shares referred to in 11.1 are issued to Afripalm1 pursuant to the fulfillment of the last fulfilled of the Conditions Precedent on (“Closing Date”), clause 10 of the Current Sponsor Support Agreement is replaced in its entirely with the following:

“10.	Retention

10.1	Each of MHL, Afripalm Resources, Afripalm1 and Afripalm2 hereby undertakes in favour of Mezz SPV and GFL that for as long as (a) any payment obligations of Mvela Gold remain outstanding under the Mezz SPV Loan Agreement or (b) any obligations of Mvela Gold remain outstanding under the Subscription and Share Exchange Agreement:

10.1.1	each of MHL, Afripalm Resources, Afripalm1 and Afripalm2 shall be an HDSA Company;

10.1.2	MHL, Afripalm Resources, Afripalm1 and/or Afripalm2 will in aggregate have:

10.1.2.1	Beneficial Ownership over no less than 26% (twenty six percent) of the Issued ordinary share capital of the Sponsor (“Ordinary Shares”) (for avoidance of doubt, the term “Ordinary Shares” exclude the Voting Shares); and

10.1.2.2	Voting Control over no less than 50% (fifty percent) plus one Ordinary Share or Voting Share of the aggregate of the Voting Shares and the Ordinary Shares;

10.1.3	MHL, Afripalm Resources, Afripalm1, Afripalm2 and HDSAs will in the aggregate have Board Control of the Sponsor (for the purpose of this clause 10.1.3 “Board Control” means MHL, Afripalm Resources, Afripalm1 and/or Afripalm2 and HDSAs having appointed such number of nominee directors of the Sponsor as, when aggregated with the other HDSA directors of the Sponsor, constitute a majority of directors on the board of the Sponsor);

10.2	For purposes of clause 10.1 –

10.2.1	an “HDSA Company” is a company which either is owned or controlled (whether directly or indirectly) by HDSAs and/or is owned or controlled (whether directly or indirectly) by any other company which is an “HDSA company” as contemplated from time to time in the Mining Charter. Without limiting the aforegoing, a company is owned by HDSAs if:

10.2.1.1	HDSAs beneficially own at least 50,1% of the issued ordinary share capital of that company; or

10.2.1.2	one or more trusts, the majority of whose beneficiaries are HDSAs, beneficially own at least 50,1% of the issued ordinary share capital of that company;

10.2.2	“Beneficial Ownership” of a share means the entitlement to participate in the distribution of profits, reserves, capital, share premium or any other dividend or distribution arising in respect of that share, whether or not the person having such entitlement is the registered holder of that share;

10.2.3	“Voting-Control” of a share means having the right, power or ability to direct or determine the manner of exercise of the voting rights attaching to that share at meetings of holders of the class of shares into which that share falls, whether or not the person having such right, power or ability is the registered holder of that share;

10.2.4	“Voting Shares” means the A ordinary shares in the issued share capital of the Sponsor which will rank pari passu with the Ordinary Shares with respect to voting rights at meetings of holders of Ordinary Shares but do not entitle the holder to participate in or receive any dividends or capital distributions declared, paid or distributed by the Sponsor and/or any other payments made by the Sponsor and shall not have the right to participate in the profits or assets of the Sponsor.

10.3	Within 120 (one hundred and twenty) days after the end of each of its financial years, each of MHL, Afripalm Resources, Afripalm1 and Afripalm2 shall provide Mezz SPV with a certificate signed by its chief financial officer certifying that it is not in breach of the provisions of clause 10.1.”

25.2	By its signature of this letter and with effect from the Closing Date, each of Afripalm Resources, Afripalm1 and Afripalm2 agrees to give the undertakings set out in clause 10 of the Current Sponsor Support Agreement (as amended under 25.1) and agrees to become a party to the Current Sponsor Support Agreement (as amended under 25.1), its domicllia for such purpose being:

physical	2nd Floor 135 West Street Sandown Sandton

facsimile	011) 884-6010

(marked; “Attention: The Chief Executive Officer”).

26.	Amendments to the Current Mezz SPV Loan Agreement

With effect from the Closing Date, the Current Mezz SPV Loan Agreement is hereby amended by the:

26.1	substitution of the definition of a “BEE Company” in clause 2 thereof with the following definition;

“BEE Company” means a company in which:

(I) HDSAs have in the aggregate:

•	Beneficial Ownership over no less than 26% (twenty six percent) of its issued ordinary shares (“Ordinary Shares”) (for avoidance of doubt, the term “Ordinary Shares” excludes Voting Shares); and

•	Voting Control over no less than 50% (fifty percent) plus one Voting Share or Equity Share of the aggregate of its Voting Shares and its Ordinary Shares; and

(II) HDSAs have Board Control (for which purpose “Board Control” means HDSAs having such number of nominee directors of that company as, when aggregated with the other directors of that company who are HDSAs, constitutes a majority of the directors thereof);

26.2	addition of a new definition after the definition of “BEE Letter of Undertaking” as follows:

“Beneficial Ownership” of a share means the entitlement to participate in the distribution of profits, reserves, capital, share premium or any other dividend or distribution arising in respect of that share, whether or not the person having such entitlement is the registered holder of that share.”;

26.3	addition of two new definitions after the definition of “VAT” as follows:

“Voting Control” of a share means having the right, power or ability to direct or determine the manner of exercise of the voting rights attaching to that share at meetings of holders of the class of shares into which that share falls, whether or not the person having such right, power or ability is the registered holder of that share;’.

“Voting Share” means an A ordinary share in the issued share capital of Mvela Resources which will rank pari passu with each Ordinary Share with respect to voting rights at meetings of holders of Ordinary Shares but does not entitle the holder to participate in any distribution of profits, revenues, capital, share premium or other dividend or distribution which is based on, or linked to, the profitability of Mvela Resources or which otherwise entitles the holder thereof to any such distribution beyond a specified amount.”

27.	Amendments to the Current Covenants Agreement

With effect from the Closing Date, the Current Covenants Agreement is hereby amended by the;

27.1	deletion of clause 1.2.5(A) in its entirety and its replacement with the following new clause 1.2.5(A) –

“1.2.5(A)	“beneficial ownership” of a share means the entitlement to participate in the distribution of profits, reserves, capital, share premium or any other dividend or distribution arising in respect of that share, whether or not the person having such entitlement is the registered holder of that share;”

27.2	addition of two new definitions after the definition of “valuation methodology” as follows:

1.2.69	“voting control” of a share means having the right, power or ability to direct or determine the manner of exercise of the voting rights attaching to that share at meetings of holders of the class of shares into which that share falls, whether or not the person having such right, power or ability is the registered holder of that share;

1.2.70	“voting shares” means the A ordinary shares in the issued share capital of Mvela Resources which will rank pari passu with the ordinary shares (as defined in 7.1.1.1) with respect to voting rights at meetings of holders of issued ordinary shares but do not entitle the holder to participate in any distribution of profits, revenues, capital, share premium or other dividend or distribution which is based on, or linked to, the profitability of Mvela Resources or which otherwise entitles the holder thereof to any such distribution beyond a specified amount.”

27.3	substitution of clause 7.1 in its entirely with the following new clause 7.1 –

7.1	Mvela Resources (acting severally and not jointly and not jointly and severally with anyone else) and each of Afripalm Resources, Afripalml and Afripalm2 (acting jointly and severally with each other) warrants in favour of Gold Fields that, as at the signature date and until the repayment date –

7.1.1	HDSAs have, and will continue to have, in the aggregate:

7.1.1.1	beneficial ownership over no less than 26% of the issued ordinary share capital of Mvela Resources (“ordinary shares”) (for avoidance, the term “ordinary shares” excludes voting shares); and

7.1.1.2	voting control over no less than 50% plus one voting share or ordinary share of the aggregate of the voting shares and the ordinary shares; and

7.1.2	HDSAs have, and will continue to have, board control of Mvela Resources (for which purpose “board control” means having such number of nominee directors of Mvela Resources as, when aggregated with the other directors of Mvela Resources who are HDSAs, constitutes a majority of the directors thereof).”

27.4	By its signature of this letter and with effect from the Closing Date, each of Afripalm Resources, Afripalml and Afripalm2 agrees to become a party to the Current Covenants Agreement (as amended under this 27) and to give the undertakings set out in clause 7 of the Current Covenants Agreement (as amended under this 27), its domicllia for such purpose being:

physical	2nd Floor 135 West Street Sandown Sandton

facsimile	011) 884-6010

(marked: “Attention: The Chief Executive Officer”).

28.	Encumbrance

Gold Fields confirms its awareness that Afripalm Resources is pledging, encumbering or otherwise granting security rights over the Ordinary Shares and A Ordinary Shares referred to in paragraph 11.1 (“Shares”) to Nedbank and Blackstar as security for its obligations to Nedbank and Blackstar under the Afripalm Funding Agreements. Each of the Afripalm Resources and Afripalm1 undertakes that the financing arrangements contained in the Afripalm Funding Agreements shall not prejudice the empowerment status of Afripalm Resources and/or Afripalm1 and/or Mvela Resources in any way resulting in Afripalm Resources no longer being a HDSA company (as defined in the Current Covenants Agreement as amended by this letter) and/or GFIMSA not retaining new order mining rights acquired by it as at the date of this letter under the Mineral and Petroleum Resources Development Act No 28 of 2002. The provision of this 28 of this letter shall not limit or excuse compliance with any obligations of Afripalm Resources, Afripalm1, Afripalm2, Mvela Holdings or Mvela Resources under the Gold Fields Transaction documents.

29.	Public Announcements

29.1	No Party shall disclose this letter, any of its contents or any aspect of this letter to anyone other than to its professional advisors and as may otherwise be required by law or under the requirements of the JSE (or any other exchange on which the securities of such Party are traded) without the prior written consent of the other Parties.

29.2	No Party shall issue any press release or any other public document or make any public statement in each case relating to or connected with or arising out of this letter (save for any such release, announcement or document which is required to be given, made published by law or under the requirements of the JSE (or any other exchange on which the securities of such Party are traded)) without obtaining the prior approval of the other Parties to the contents thereof and the manner of its presentation and publication.

29.3	In the case of a release, announcement or document which is required to be given, made or published by law or under the rules and requirements of the JSE (or any other exchange on which the securities of such Party are traded), the Party to give, make or publish the same shall give to the other Parties as much advance warning thereof as is reasonable in the circumstances together with drafts or a copy thereof as soon as it is at liberty so to do.

30.	Costs

Mvela Resources shall bear the costs and expenses incurred by Gold Fields and its affiliates in negotiating the content of this letter.

31.	Consents

In accordance with the provisions of clause 5.1 of the Transaction Participant Agreement, each Party agrees to the provisions of this letter by its signature at the end of this letter or in annexure A hereto.

32.	General

32.1	Save for the amendments in 25, 26 and 27, the provisions of the Currant Covenants Agreement, of the Current Mezz SPV Loan Agreement and of the Current Sponsor Agreement shall remain unaltered and of full force and effect.

32.2	No addition to, variation or agreed cancellation of, or cession, assignment and/or delegation of rights and/or obligations under, this letter shall be of any force or effect unless reduced to writing and signed by or on behalf of the Parties.

32.3	If there is any conflict between any of the provisions of this letter (on the one hand) and those of the Current Covenants Agreement, of the Current Mezz SPV Loan Agreement and/or of the Initial Sponsor Agreement (on the other hand), the provisions of this letter shall prevail.

32.4	The signature by any Party of a counterpart of this letter (Including annexure A) shall be as effective as if that party had signed the same document as all of the other parties.

Yours sincerely

Mr P L Zim

We, Newshelf 848 (Proprietary) Limited, agree to the provisions of this letter who warrants that he is duly authorised hereto

Date

We, Newshelf 849 (Proprietary) Limited, agree to the provisions of this letter who warrants that he is duly authorised hereto

Date

We, Afripalm Resources (Proprietary) Limited, agree to the provisions of this letter who warrants that he is duly authorised hereto

Date

We, The Phalali Investment Trust, agree to the provisions of this letter who warrants that he is duly authorised hereto

Date

We, Mvelaphanda Resources Limited, agree to the provisions of this letter who warrants that he is duly authorised hereto

Date	30.03.2007

We, Mvelaphanda Holdings (Proprietary) Limited, agree to the provisions of this letter who warrants that he is duly authorised hereto

Date

We, Gold Fields Limited, agree to the provisions of this letter who warrants that he is duly authorised hereto

Date

                    2007

ANNEXURE A

OTHER PARTIES

Mvelaphanda Gold (Proprietary) Limited
who warrants that he is duly authorised hereto
30 March 2007

GFIMSA Mining South Africa (Proprietary) Limited
who warrants that he is duly authorised hereto
2007

Gold Fields Guernsey Limited
who warrants that he is duly authorised hereto
2007

Gold Fields Australia Proprietary Limited
who warrants that he is duly authorised hereto
2007

GFL Mining Services Limited
who warrants that he is duly authorised hereto
2007

Micawber 325 (Proprietary) Limited
who warrants that he is duly authorised hereto
2007

Public Investment Commissioners
who warrants that he is duly authorised hereto
2007

International Finance Corporation
who warrants that he is duly authorised hereto
2007

Industrial Development Corporation of South Africa Limited
who warrants that he is duly authorised hereto
2007

JP Morgan Securities South Africa (Proprietary) Limited
who warrants that he is duly authorised hereto
2007

Indwa Investments Limited
who warrants that he is duly authorised hereto
2007

Barclays Bank plc South African Branch
who warrants that he is duly authorised hereto
2007

FirstRand Bank Limited (acting through its Rand Merchant Bank and FNB Corporate Divisions)
who warrants that he is duly authorised hereto
2007

The Trustees for the time being of the West Street 7 Trust
who warrants that he is duly authorised hereto
2007

2

Bergg Credit (Ply) Ltd
who warrants that he is duly authorised hereto
2007

Calyon Corporate and Investment Bank, South Africa Branch
who warrants that he is duly authorised hereto
2007

Commerzbank AG, Johannesburg Branch
who warrants that he is duly authorised hereto
2007

3